Exhibit 10.1
Tandy Brands Accessories Industries, Inc.—2006 Performance Unit Award Agreement
This award agreement (“Award Agreement”) outlines and describes the Performance Unit Program (“Program”) which is governed by the Tandy Brand Accessories, Inc. 2002 Omnibus Incentive Plan (the “Plan”). This Award Agreement, together with the Plan, govern the rights under the Program with respect to the performance-based units (the “Performance Unit”) Awards granted under this Award Agreement, and set forth all of the conditions and limitations affecting such rights. Terms used in this Award Agreement that are defined in the Plan shall have the meanings ascribed to them in the Plan. If there is any inconsistency between the terms of this Award Agreement and the terms of the Plan, the Plan’s terms shall supersede and replace the conflicting terms of this Award Agreement. For purposes of this Award Agreement, “Tandy Brands” means the Company, its affiliates, and/or its subsidiaries.
Overview of Awards and Program Provisions
1.	Performance Units Granted:

2.	Date of Grant:

3.	Performance Cycle. The Performance Cycle commences on , and ends on .

4.	Performance Unit. Each Performance Unit shall be payable in shares of Common Stock of the Company. On any day, the value of a Performance Unit shall equal the Fair Market Value of the shares of Common Stock of the Company underlying the Performance Unit. As of the date of grant, the Award Value of the Performance Units is zero.

5.	Performance Measure — Return on Non-Cash Assets. Return on Non-Cash Assets, or “RONCA,” shall be determined by dividing Net Income After Taxes by Non-Cash Assets. “Net Income After Taxes” shall equal the average of the net income after taxes for each twelve-month period, which shall begin each and end on the following , in the Performance Cycle. “Non-Cash Assets” shall mean the average of the Total Assets minus Cash, Goodwill, Intangibles and Related Amortization, for each twelve-month period, as described above, during the Performance Cycle. All amounts necessary to calculate RONCA shall be determined in accordance with Generally Accepted Accounting Principles and, to the extent possible, based on disclosures in Tandy Brands’ Financial Statements, and shall be adjusted to exclude, as applicable, the following possible actions or effects: (i) the cumulative effect of a change in accounting principle(s) during the relevant periods; (ii) the cumulative effect of a change in tax law(s) during the relevant periods; (iii) extraordinary items; and (iv) realized capital gains or losses.

6.	Amount of Performance Unit Award Earned: If not previously forfeited, on ___, a participating executive shall vest in and have a non-forfeitable right to that percentage of the Performance Units, as described above, corresponding to the RONCA Target achieved, as set forth in the table below, rounded up to the next whole share in each such case.

Performance Units
RONCA Target Achieved	Which Shall Vest
RONCA is ___% or greater	150%
RONCA is ___%	125%
RONCA is ___%	100%
RONCA is ___%	75%
RONCA is ___%	50%
RONCA is less than ___%	0%
The percentage of the Performance Units which shall vest if Tandy Brands achieves a (i) RONCA of more than ___% but less than ___%, (ii) RONCA of more than ___% but less than ___%, (iii) RONCA of more than ___% but less than ___%, or (iv) RONCA of more than ___% but less than ___% shall be determined by the Committee using a straight line connecting ___% and ___%, another straight line connecting ___% and ___%, another straight line connecting ___% and ___%, and another straight line connecting ___% and ___%, so that the Performance Units which will vest is interpolated to the actual RONCA achieved.
7.	Settlement of Award: Tandy Brands shall issue to the executive the shares of Common Stock underlying the Performance Units which vest pursuant to Section 6 of this Award Agreement, subject to adjustment in accordance with Section 14 of this Award Agreement, as provided in Section 9 of this Award Agreement. Evidence of the issuance of the shares of Common Stock pursuant to this Award Agreement may be accomplished in such manner as the Company or its authorized representatives shall deem appropriate including, without limitation, electronic registration, book-entry registration or issuance of a certificate or certificates in the name of Employee or in the name of such other party or parties as the Company and its authorized representatives shall deem appropriate.

In the event the shares of Common Stock issued pursuant to this Award Agreement remain subject to any additional restrictions, the Company and its authorized representatives shall ensure that the executive is prohibited from entering into any transaction, which would violate any such restrictions, until such restrictions lapse.

8.	Eligibility for Earned Performance Units: A Tandy Brands executive will vest in Performance Units pursuant to Section 6 of this Award Agreement only if:
(a)	The executive was nominated and approved as a participant for the Performance Cycle; and

(b)	(i) The executive:
     (A) continues to be employed by Tandy Brands through the end of the Performance Cycle;
     (B) experiences a Termination of Service during the Performance Cycle due to death, Total and Permanent Disability or Retirement (for the purposes of this Agreement, “Retirement” shall mean any Termination of Service solely due to retirement upon attainment of age 65, or permitted Early Retirement as determined by the Committee. Early Retirement shall mean a person’s Termination of Service with the Company: (i) after attainment of age 55, but before attainment of age 65; and (ii) after completion of 15 years of service); or
     (C) experiences a Termination of Service by the Company without Cause or by the executive for Good Reason (for the purposes of this Agreement, Good Reason shall mean, Good Reason (i) as that term may be defined in any written employment agreement between an executive and Tandy Brands which may at any time be in effect, or (ii) in the absence of such a definition in a then-effective written employment agreement (in the determination of the Committee), any material breach of this Award Agreement by the Company or any successor thereto. For the purposes of this Agreement, Cause shall mean (i) cause as that term may be defined in any written employment agreement between a participant and the company or a subsidiary which may at any time be in effect, (ii) in the absence of such a definition in a then-effective written employment agreement (in the determination of the Committee), that the executive committed: (X) an intentional act of fraud, embezzlement or theft in connection with the executive’s duties or in the course of their employment with the Company; (Y) intentional wrongful damage to property of the Company; or (Z) intentional wrongful disclosure of confidential information of the Company. For purposes of this Agreement, no act, or failure to act, on their part shall be deemed “intentional” if it was due primarily to an error in judgment, but shall be deemed “intentional” only if done, or omitted to be done, by the executive not in good faith and without reasonable belief that the executive’s action or omission was in the best interest of the Company. Notwithstanding the foregoing, the executive shall not be deemed to have been terminated for “Cause” hereunder unless and until there shall have been delivered to the executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the Board then in office at a meeting of the Board called; or
` (ii) There is a Change of Control of the Company during the Performance Cycle.
If an executive experiences a Termination of Service due to death, Total and Permanent Disability, Retirement or Early Retirement during the Performance Cycle, the executive shall be eligible to vest in a fraction of the number of Performance Units in which he/she may have otherwise vested under Section 6 of this Award Agreement for the Performance Cycle had he/she remained employed until the end of the Performance Cycle. The fraction of the number of Performance Units in which the executive will vest in connection with the executive’s Termination of Service due to death, Total and Permanent Disability, Retirement or Early Retirement will be determined using a numerator which equals the number of complete calendar months that have elapsed since the beginning of the Performance Cycle through the month of the executive’s Termination of Service, as determined below, and a denominator which is equal to the number of months in the Performance Cycle. The month of the executive’s Termination of Service will be considered a complete month for purposes of inclusion in the numerator if the executive’s Termination of Service a result of the executive’s death, Total and Permanent Disability or Retirement or Early Retirement occurs on or after the 15th day of such month. If the executive’s Termination of Service as a result of the executive’s death, Total and Permanent Disability or Retirement or Early Retirement occurs before the 15th day of such month, the month in which the executive’s Termination of Service occurs will not be considered a complete month for purposes of the numerator. In the event such pro-ration results in the executive vesting in a fractional number of Performance Units, the number of Performance Units in which the executive will vest will be rounded up to the nearest whole number. Except as otherwise provided in this Award Agreement, all Performance Units that are not vested in connection with an executive’s experiencing a Termination of Service as a result of the executive’s death, Total and Permanent Disability, Retirement or Early Retirement shall be forfeited to the Company. In the event of an executive’s death, the executive’s beneficiary or estate shall be entitled to the Performance Units to which the executive otherwise would have been entitled under the same conditions as would have been applicable to the executive.
If, during the Performance Cycle, an executive experiences a Termination of Service as a result of a termination by the Company without Cause or as a result of the executive’s terminating employment for Good Reason, or if there is a Change of Control of the Company during the Performance Cycle, the executive shall vest in and have a nonforeitable right to 100% of the Performance Units as provided in Section 6.
All Performance Units earned under this Section 8 shall be settled pursuant to the terms of Section 7 at the time provided in Section 9.
9.	Time of Payment: Distribution of the shares of Common Stock corresponding to the Performance Units which vested pursuant to Section 6 of this Award Agreement, will be made:
(a)	To an executive who (i) experiences a Termination of Service as a result of the executive’s death, Total and Permanent Disability, Retirement or Early Retirement during the Performance Cycle, or (ii) remains employed with Tandy Brands for the entire Performance Cycle, as soon as administratively practicable following the end of the Performance Cycle, but not later than two and one half months (2 1/2) after the end of the Performance Cycle.

(b)	In connection with a Change of Control during the Performance Cycle, at the time of the Change of Control.

(c)	To an executive who experiences a Termination of Service by the Company without Cause or by the executive for Good Reason, as soon as administratively practicable upon the end of the Performance Cycle, but not later than two and one half months (2 1/2) after the end of the Performance Cycle, provided, however, that if required by Code Section 409A, the distribution will be as soon as administratively practicable upon the end of the Performance Cycle, but not earlier than the date six (6) months following the executive’s date of “Separation from Service” (as such term is defined under Code Section 409A).
10.	Termination of Service for Other Reasons: In the event an executive experiences a Termination of Service during the Performance Cycle by the Company for Cause or by the executive for any reason other than those reasons set forth in Section 8, this entire Award shall forfeit and no payment shall be made to the executive under this Award Agreement.

11.	Nontransferability: During the Performance Cycle, Performance Units awarded pursuant to this Award Agreement may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated (“Transfer”), other than by will or by the laws of descent and distribution, except as provided in the Plan. If any Transfer, whether voluntary or involuntary, of Performance Units is made, or if any attachment, execution, garnishment, or lien shall be issued against or placed upon the Units, the individual’s right to such Performance Units shall be immediately forfeited to Tandy Brands, and this Award Agreement shall lapse.

12.	Community Interest of Spouse: The community interest, if any, of any spouse of a participating executive in any of the Performance Units shall be subject to all of the terms, conditions and restrictions of this Award Agreement and the Plan, and shall be forfeited and surrendered to the Company upon the occurrence of any of the events requiring the participating executive’s interest in such Performance Units to be so forfeited and surrendered pursuant to this Award Agreement.

13.	Rights: A Performance Unit represents an unsecured promise of Tandy Brands to issue shares of Common Stock of the Company as otherwise provided in this Award Agreement. Other than the rights provided in this Award Agreement, a participating executive shall have no rights of a stockholder of the Company until such Performance Units have vested and the related shares of Common Stock of the Company have been issued pursuant to the terms of this Award Agreement.

14.	Adjustments: In the event that the outstanding shares of Common Stock are changed into or exchanged for a different number or kind of capital stock or other securities of the Company by reason of merger, consolidation, recapitalization, reclassification, stock split-up, stock dividend or combination of shares of Common Stock, the Committee or the Board, subject to the provisions of the Plan and this Award Agreement, shall make an appropriate and equitable adjustment in accordance with the provisions of the Plan in the number and kind of Performance Units under this Award Agreement so that after such event each participant’s proportionate interest shall be maintained as before the occurrence of such event. Any such adjustment made by the Committee or the Board shall be final and binding upon the participating executive, the Company and all other interested persons.

15.	Requirements of Law: The granting of Performance Units under the Program and Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

16.	Inability to Obtain Authorization: The inability of Tandy Brands to obtain authority from any regulatory body having jurisdiction, which authority is deemed by Tandy Brand’s counsel to be necessary to the lawful issuance and sale of any shares of Common Stock hereunder, shall relieve Tandy Brands of any liability with respect to the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

17.	Tax Withholding: Tandy Brands shall have the power and the right to deduct or withhold, or require the participating executive or their beneficiary to remit to Tandy Brands, an amount sufficient to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Award Agreement.

18.	Share Withholding: With respect to withholding required upon any taxable event arising under this Award Agreement, by execution of this Award Agreement or any related acknowledgement, executive shall be deemed to have authorized the Company to withhold from the shares of Common Stock issued as a result of Employee’s vesting in the Performance Units, the shares of Common Stock necessary to satisfy Employee’s minimum required withholding, if any. The amount of the minimum required withholding and the number of shares of Common Stock required to satisfy Employee’s minimum required withholding, if any, as well as the amount reflected on tax reports filed by the Company, shall be based on the closing price of the Common Stock on the day the Performance Units vest pursuant to this Award Agreement. Notwithstanding the foregoing, the Company may require that the executive satisfy any required withholding by any other means the Company, in its sole discretion, considers reasonable. The obligations of the Company under this Award Agreement shall be conditioned on the executives satisfaction of any required withholding.

19.	Administration: This Award Agreement and the rights hereunder are subject to all the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for administration of the Plan. It is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and the Award Agreement, all of which shall be binding upon the Participant.

20.	No Right to Future Grants; No Right of Employment or Continued Employment; Extraordinary Item: In accepting the grant, the executive acknowledges that: (a) the Plan and this Program is established voluntarily by Tandy Brands, it is discretionary in nature and it may be modified, suspended or terminated by Tandy Brands at any time, as provided in the Plan and this Award Agreement; (b) the grant is voluntary and occasional and does not create any contractual or other right to receive future grants; (c) all decisions with respect to future grants, if any, will be at the sole discretion of Tandy Brands; (d) the executive’s participation in the Program and Plan is voluntary; (e) the grant is an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to Tandy Brands and which is outside the scope of an employment contract, if any; (f) the grant is not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; (g) in the event that an executive is an Employee of an affiliate or subsidiary of the Company, the grant will not be interpreted to form an employment contract or relationship with the Company; and furthermore, the grant will not be interpreted to form an employment contract with the affiliate or subsidiary that is the employer; (h) this grant shall not confer upon an individual any right to continuation of employment by Tandy Brands, nor shall this grant interfere in any way with the participant’s or Tandy Brands’ right to terminate employment at any time; (i) the future value of the underlying shares of Common Stock is unknown and cannot be predicted with certainty; (j) notwithstanding any terms or conditions of the Plan to the contrary, in the event of the termination of an executive’s employment by the Company for Cause, the right to receive shares of Common Stock under this Award Agreement, if any, will terminate effective as of the date that the executive is no longer actively employed and will not be extended by any notice period mandated under any federal, state, provincial, or local law (including but not limited to the Worker Adjustment and Retraining Notification Act).

21.	Amendment to the Plan: The Committee may terminate, amend, or modify the Plan and this Program; provided, however, that no such termination, amendment, or modification of the Plan or this Program may in any way adversely affect an executive participant’s rights under this Award Agreement, without the consent of the executive participant or his designated beneficiary.

22.	Successor: All obligations of Tandy Brands under the Plan and this Award Agreement, with respect to the Performance Units, shall be binding on any successor to Tandy Brands, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of Tandy Brands.

23.	Applicable Laws and Consent to Jurisdiction: The validity, construction, interpretation, and enforceability of this Award Agreement shall be determined and governed by the laws of the State of Texas without giving effect to the principles of conflicts of law. For the purpose of litigating any dispute that arises under this Program Agreement, the parties hereby consent to exclusive jurisdiction and agree that such litigation shall be conducted in the federal or state courts of the State of Texas.

24.	Severability: The provisions of this Award Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

Performance Based Restricted Stock Unit Program Award Acknowledgement
Please acknowledge your agreement to participate in the Plan, receive Performance Based Restricted Stock Units (“Performance Units”) under the 2006 Performance Based Restricted Stock Unit Program Award Agreement (“Award Agreement”), attached, and to abide by all of the governing terms and provisions, by signing the following acknowledgement and agreement (“Acknowledgement”) and returning it to [Insert Name] of Tandy Brands by [Insert Date].
     Agreement to Participate
By signing this Acknowledgement and returning it to [Insert Name] of Tandy Brands, I acknowledge that I have read the Plan and the Award Agreement dated ___, and that I fully understand all of my rights under the Plan and the Award Agreement, as well as all of the terms and conditions which may limit my eligibility to retain or receive the Performance Units or shares of Common Stock issued to me pursuant to the Plan and the Award Agreement.
I further acknowledge and agree that the Performance Units subject to the Award Agreement shall vest and the restrictions resulting in the forfeiture of the performance units shall lapse, if at all, only during the period of my service to the Company or as otherwise provided in the Award Agreement (not through the act of being granted the Performance Units).
I further acknowledge and agree that nothing in the Award Agreement or the Plan shall confer on me any right with respect to future awards or continuation of my service to the Company.
I acknowledge receipt of a copy of the Plan, represents that I am familiar with the terms and provisions thereof, and hereby accept the Award subject to all of the terms and provisions hereof and thereof. I have reviewed the Award Agreement and the Plan in their entirety, have had an opportunity to obtain the advice of counsel prior to executing this Acknowledgement, and fully understands all provisions of this Acknowledgement, the Award Agreement and the Plan.
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I further acknowledge that the tax consequences associated with the Award under the Award Agreement are complex and that the Company has urged me to review the federal, state, and local tax consequences of the award of Performance Units under the Award Agreement with my own tax advisors. I am relying solely on such advisors and not on any statements or representations of the Company or any of its agents. I understand that I (and not the Company) shall be responsible for my own tax liability that may arise as a result of the Award Agreement.

Date	[Executive’s] Signature

[Executive’s] Printed Name